UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2012

Kips Bay Medical, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or other jurisdiction of incorporation)

001-35080	20-8947689
(Commission File Number)	(IRS Employer Identification No.)

3405 Annapolis Lane North, Suite 200
Minneapolis, Minnesota 55447

(Address of principal executive offices and Zip Code)

(763) 235-3540

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 20, 2012, Manny Villafaña, Chairman and Chief Executive Officer of Kips Bay Medical, Inc. (the “Company”), announced that the Board of Directors of the Company has appointed Scott Kellen, the Company’s current Chief Financial Officer, Vice President of Finance, and Secretary, as the Company’s Chief Operating Officer. Mr. Kellen will retain his positions as the Company’s Chief Financial Officer, Vice President of Finance, and Secretary.  Mr. Kellen has had no transactions with the Company required to be reported pursuant to Item 404(a) of Regulation S-K.

Biographical information on Mr. Kellen is set forth below:

Mr. Kellen, age 46, joined the Company as Chief Financial Officer, Vice President of Finance, and Secretary in February 2010. From 2007 to 2009, Mr. Kellen served as Director of Finance from 2007 to 2009 and Chief Financial Officer from February 1, 2009 to May 1, 2009 for Transoma Medical, Inc., including during the preparation of its proposed initial public offering, which was withdrawn in February 2008 due to deteriorated market conditions. From 2005 to 2007, Mr. Kellen served as the Corporate Controller for ev3 Inc. during the company’s initial public offering and during additional follow-on offerings. From 2003 to 2005, Mr. Kellen served as Senior Audit Manager of Deloitte & Touche, LLP (now Deloitte LLP), providing auditing and consulting services to mid-size public companies after the passage of the Sarbanes-Oxley Act. Mr. Kellen has spent more than 15 years in the medical device industry, serving early stage and growth companies that produced Class II and III devices. Mr. Kellen began his career with Deloitte & Touche in 1987.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 20, 2012

KIPS BAY MEDICAL, INC.

By:	/s/ Manny Villafaña
Manny Villafaña
Chairman and Chief Executive Officer